HANSEN, BARNETT& MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

June 30, 2006

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01 in the Form 8-K dated June 19, 2006, of International Automated Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Mantyla McReynolds LLC.

Sincerely,

HANSEN, BARNETT & MAXWELL